EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

                                                                        Year ended January 31,                        Three months
                                            ----------------------------------------------------------------------        ended
                                              1999 (1)      2000 (1)      2001           2002           2003         April 30, 2003
                                            ----------  ------------  -------------  ------------  ---------------   --------------
                                                                   (In thousands, except ratios)
Earnings - pre-tax income (loss)             $121,148      $188,845       $267,963       $59,055        ($126,184)      ($3,839)

Minority interests in consolidated
     subsidiaries                                   -             -         (1,945)         (667)          (1,570)       (1,037)
Income (loss) from equity investees                 -             -         24,208         1,379             (775)          243
                                            ----------  ------------  -------------  ------------  ---------------   --------------

Pre-tax income (loss) before adjustment
     for minority interests in
     consolidated subsidiaries and income
     or loss from equity investees            121,148       188,845        245,700        58,343         (123,839)       (3,045)

Fixed charges:

          Rent                                 15,168        22,500         28,304        36,461           36,032         8,563

          Assumed interest at 33.33%            5,056         7,500          9,435        12,154           12,011         2,854
          Amortization of debt issuance
               costs                              663         1,271          1,489         2,771            1,760           295
          Interest expense                     16,141        19,423         18,031        18,344           11,552         2,206
                                            ----------  ------------  -------------  ------------  ---------------   --------------

Total fixed charges                            21,860        28,194         28,955        33,269           25,323         5,355
                                            ==========  ============  =============  ============  ===============   ==============


Earnings before fixed charges                 143,008       217,039        274,655        91,612          (98,516)        2,310
                                            ==========  ============  =============  ============  ===============   ==============


Ratio of earnings to fixed charges                6.5           7.7            9.5           2.8              N/A           N/A
                                            ==========  ============  =============  ============  ===============   ==============


Earnings deficiency to cover fixed charges        N/A           N/A            N/A           N/A          123,839         3,045



              (1) Includes the results of Loronix Information Systems, Inc. ("Loronix") for its fiscal year ended December 31. Loronix merged into our company in July 2000 and was accounted for pursuant to the pooling of interests method.